Exhibit 99.1

GAP INC. REPORTS JULY AND SECOND QUARTER SALES RESULTS

SAN FRANCISCO - August 8, 2016 - Gap Inc. (NYSE: GPS) today reported that net sales for the four-week period ended July 30, 2016 were $1.10 billion compared with net sales of $1.12 billion for the four-week period ended August 1, 2015. For the second quarter of fiscal year 2016, Gap Inc.’s net sales were $3.85 billion compared with $3.90 billion for the second quarter last year.

“While performance varied during the quarter, we made progress on our streamlining initiatives and continued to see signs of improvement in our larger brands,” said Sabrina Simmons, chief financial officer, Gap Inc.

July Comparable Sales Results
Gap Inc. comparable sales for July 2016 were down 4 percent versus a 3 percent decrease last year. Comparable sales by global brand for July 2016 were as follows:

•	Gap Global: negative 4 percent versus negative 7 percent last year

•	Banana Republic Global: negative 14 percent versus negative 10 percent last year

•	Old Navy Global: flat versus positive 3 percent last year

Second Quarter Comparable Sales Results
Gap Inc. comparable sales for the second quarter of fiscal year 2016 were down 2 percent versus a 2 percent decrease last year. Comparable sales by global brand for the second quarter of fiscal year 2016 were as follows:

•	Gap Global: negative 3 percent versus negative 6 percent last year

•	Banana Republic Global: negative 9 percent versus negative 4 percent last year

•	Old Navy Global: flat versus positive 3 percent last year

Second Quarter Guidance
On a reported basis, the company expects its diluted earnings per share for the second quarter of fiscal year 2016 to be in the range of $0.30 to $0.31.

Excluding the negative impact associated with its previously announced store closure and streamlining measures, which is approximately $0.28 and includes the impact from a higher tax rate, the company expects its adjusted diluted second quarter fiscal year 2016 earnings per share to be in the range of $0.58 to $0.59. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on August 8, 2016 and available for replay until 1:15 p.m. Pacific Time on August 12, 2016.

Second Quarter Earnings
Gap Inc. will release its second quarter earnings results via press release on August 18, 2016 at 1:15 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s second quarter results during a live conference call and webcast on August 18, 2016 from approximately 1:30 p.m. to 2:15 p.m. Pacific Time. The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 7405599). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

August Sales
The company will report August sales at 1:15 p.m. Pacific Time on September 1, 2016.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	earnings per share for the second quarter of fiscal year 2016.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•
the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial expectations; and

•	the risk that comparable sales and margins will experience fluctuations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 8, 2016. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:	Media Relations Contact:
Jack Calandra	Jennifer Poppers
(415) 427-1726	(415) 427-1729
Investor_relations@gap.com	Press@gap.com

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR THE SECOND QUARTER OF FISCAL YEAR 2016

Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for the second quarter of fiscal year 2016 is provided to enhance visibility into the company's expected underlying results for the period excluding the impact of restructuring costs. However, this non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	13 Weeks Ended
	July 30, 2016
	Low End	High End
Expected earnings per share - diluted	$ 0.30	$0.31
Add: Estimated restructuring costs (a)	~0.28	~0.28
Expected adjusted earnings per share - diluted	$0.58	$0.59

(a) Represents the estimated earnings per share impact of restructuring costs related to store closures, streamlining the company's operations and certain incremental tax expenses.